Exhibit 2.2

FIRST AMENDMENT
TO
STOCK PURCHASE AGREEMENT

This First Amendment to Stock Purchase Agreement is entered into as of the 2nd day of December, 2013 (this “Amendment”), by and among (a) Nexeo Sub Holding Corp., a Delaware limited liability company (“Buyer”), (b) Chemical Specialists and Development, Inc., a Texas corporation (the “Company”), and (c) Stephen R. Cooke, in his capacity as the Seller Representative pursuant to Section 13.13 of the Stock Purchase Agreement (as defined below).

Recitals:

WHEREAS, Buyer, the Company, the shareholders of the Company (collectively, the “Sellers”) and the Seller Representative entered into that certain Stock Purchase Agreement, dated as of October 4, 2013 (the “Stock Purchase Agreement”); and

WHEREAS, Buyer, Sellers and the Seller Representative desire to update the disclosure schedules attached to the Stock Purchase Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and or other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.                                      Recitals; Definitions.  The recitals set forth above are true and correct and are incorporated herein by this reference.  Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Stock Purchase Agreement.

2.                                      Amendment.  The Stock Purchase Agreement is hereby amended to add those items set forth in Schedule 2 attached hereto to Disclosure Schedule 12.1(a)(iii), Identified Matters, of the Stock Purchase Agreement.

3.                                      References.  All references to the Stock Purchase Agreement in any document, instrument, agreement, or writing delivered pursuant to the Stock Purchase Agreement (as amended hereby) shall hereafter be deemed to refer to the Stock Purchase Agreement as amended hereby.

4.                                      Miscellaneous Provisions.  The provisions of Article XIII of the Stock Purchase Agreement are incorporated herein by this reference as if set out fully herein and shall apply in all respects to this Amendment.

5.                                      Counterparts.  This Amendment may be executed in any number of counterparts and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement.  Any signature hereto delivered by a party hereto by facsimile transmission shall be deemed an original signature hereto.

6.                                      Ratification.  The Stock Purchase Agreement, as amended hereby, is hereby ratified by Buyer, the Company the Seller Representative.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

BUYER:
NEXEO SOLUTIONS SUB HOLDING CORP.

By:	/s/ Michael B. Farnell, Jr.
Name:	Michael B. Farnell, Jr.
Title:	Executive Vice President

COMPANY:
CHEMICAL SPECIALISTS AND DEVELOPMENT, INC.

By:	/s/ Stephen R. Cooke
Name:	Stephen R Cooke
Title:	President

SELLER REPRESENTATIVE:

/s/ Stephen R. Cooke
Stephen R. Cooke, in his capacity as Seller Representative

Amendment to SPA